Exhibit 23.1


                    CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement Form S-8 No. 33-20815 pertaining to the 1987 Nonqualified Stock Option Plan,
Registration Statement Form S-8 No. 33-881100 pertaining to the 1993 Non-Employee Directors Stock Option Plan, Registration Statement Form S-8 No. 33-81124 pertaining to the 1991 Long-Term Incentive Plan, Registration Statement Form S-8 No. 333-88744 pertaining to the 2000 Employee Stock Option Plan and
Registration Statement Form S-8 No. 333-43631 pertaining to the Non-Employee Directors Deferred Compensation Plan, of our report dated March 19, 2004 with respect to the consolidated financial statements and schedule of Almost Family, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

                                                            ERNST & YOUNG LLP


Louisville, Kentucky
March 19, 2004